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                                                                     Exhibit 5
                       [LETTERHEAD OF KIRKLAND & ELLIS]

To Call Writer Direct:
(212) 446-4800

                                January 18, 1995




Dean Foods Company
3600 North River Road
Franklin Park, Illinois  60131

Ladies and Gentlemen:

                 We have acted as special counsel to Dean Foods Company, a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of up to U.S. $300 million aggregate principal amount of debt securities ("Debt Securities") pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as subsequently amended or supplemented (the Registration Statement, as amended or supplemented is hereinafter referred to as the "Registration Statement").

                 In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation and By-laws of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Debt Securities; (iii) the Registration Statement and exhibits thereto; (iv) the form of Indenture dated as of January 15, 1995 between the Company and Bank of America Illinois, as trustee, relating to Senior Debt Securities (the "Senior Indenture") and the form of Indenture dated as of January 15, 1995 between the Company and a trustee to be named relating to Subordinated Debt Securities (the "Subordinated Indenture," together with the Senior Indenture, the "Indenture"), and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

                 Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that:

                 1. When the Board of Directors of the Company, or the officers so authorized by the Board, has designated the type, terms and amount of Debt Securities to be issued as contemplated by the Registration Statement, and such Debt Securities have been duly executed on behalf of the Company, duly authenticated and delivered by the Trustee under the applicable Indenture and issued and paid





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Dean Foods Company
January 18, 1995
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for in accordance with the corporate proceedings of the Board of Directors or officers so authorized by the Board, the Debt Securities will be validly issued obligations of the Company, subject to the qualification that the enforceability of the Securities may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting enforcement of creditors' rights generally, and enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 We are admitted to practice law in the State of New York and express no opinion as to matters under or involving any laws other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware and we express no opinion as to matters under or involving any state securities or Blue Sky laws.

                 We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement. This opinion may not be used, circulated, quoted or otherwise relied upon by any other person, or by you for any other purpose, without our prior written consent.

                               Very truly yours,


                                /s/ KIRKLAND & ELLIS


                                KIRKLAND & ELLIS